SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)
        INFORMATION REQUIRED IN PROXY STATEMENT  SCHEDULE 14A INFORMATION  Proxy
                Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement             [ ]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[ ]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                            EMPLOYEE SOLUTIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
5) Total fee paid:

     [ ]  Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------
     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:
                                      ------------------------------------------
          2)   Form, Schedule or Registration Statement No.:
                                                            --------------------
          3)   Filing Party:
                            ----------------------------------------------------
          4)   Date Filed:
                          ------------------------------------------------------

                         [EMPLOYEE SOLUTIONS, INC. LOGO]
                             6225 North 24th Street
                             Phoenix, Arizona 85016


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 25, 1999


TO THE SHAREHOLDERS:

     The Annual Meeting of Shareholders of Employee Solutions, Inc., an Arizona corporation (the "Company"), will be held on Tuesday, May 25, 1999 at 10:00 a.m. local time, at the Camelback Inn, 5402 E. Lincoln Drive, Scottsdale, Arizona for the following purposes:

     (1) To elect seven directors to serve for the next year or until their successors are elected;

     (2) To consider and act upon a proposal to amend the Company's 1995 Option Plan to enlarge the option grant provisions applicable to non-employee directors; and

     (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on April 20, 1999 are entitled to notice of and to vote at the Annual Meeting.

     All shareholders are cordially invited to attend the Annual Meeting in person.

                                              By order of the Board of Directors

                                              /s/ Paul M. Gales
                                              ----------------------------------
                                              Paul M. Gales
                                              Secretary

Phoenix, Arizona
April 19, 1999

--------------------------------------------------------------------------------
IMPORTANT: IT IS IMPORTANT THAT YOUR SHAREHOLDINGS BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

                         [EMPLOYEE SOLUTIONS, INC. LOGO]
                             6225 North 24th Street
                             Phoenix, Arizona 85016


                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 25, 1999


                SOLICITATION, EXECUTION AND REVOCATION OF PROXIES

     Proxies  in the  accompanying  form are  solicited  on  behalf,  and at the direction, of the Board of Directors of Employee Solutions, Inc. (the "Company"). All shares represented by properly executed proxies, unless such proxies have previously been revoked, will be voted in accordance with the direction on the proxies. If no direction is indicated, the shares will be voted in favor of the proposals to be acted upon at the Annual Meeting. The Board of Directors is not aware of any other matter which may come before the meeting. If any other matters are properly presented at the meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

     When stock is in the name of more than one person, the proxy is valid if signed by any of such persons unless the Company receives written notice to the contrary. If the shareholder is a corporation, the proxy should be signed in the name of such corporation by an executive or other authorized officer. If signed as attorney, executor, administrator, trustee, guardian or in any other representative capacity, the signer's full title should be given and, if not previously furnished, a certificate or other evidence of appointment should be furnished.

     This Proxy Statement and the form of proxy which is enclosed are being mailed to the Company's shareholders commencing on or about April 26, 1999.

     A shareholder executing and returning a proxy has the power to revoke it at any time before it is voted. A shareholder who wishes to revoke a proxy can do so by executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company prior to the vote at the Annual Meeting, by written notice of revocation received by the Secretary prior to the vote at the Annual Meeting or by appearing in person at the Annual Meeting, filing a written notice of revocation and voting in person the shares to which the proxy relates.

     In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by the directors, officers and regular employees of the Company. Such persons will receive no additional compensation for such services. Arrangements will also be made with certain brokerage firms and certain other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses incurred in connection therewith. It is not anticipated that any other persons will be engaged to solicit proxies. However, the Company may seek services of an outside proxy solicitor in the event such services become necessary. All expenses incurred in connection with this solicitation will be borne by the Company.

     The mailing address of the principal corporate office of the Company is 6225 North 24th Street, Phoenix, Arizona 85016.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Only shareholders of record at the close of business on April 20, 1999 (the "Record Date") will be entitled to vote at the meeting. As of March 31, 1999, there were issued and outstanding 32,413,413 shares of Common Stock. Each holder of Common Stock is entitled to one vote, exercisable in person or by proxy, for each share of the Company's Common Stock held of record on the Record Date. The presence of a majority of the shares of Common Stock entitled to vote, in person or by proxy, is required to constitute a quorum for the conduct of business at the Annual Meeting.

     Each shareholder present, either in person or by proxy, will have cumulative voting rights with respect to the election of directors. Under cumulative voting, each shareholder is entitled to as many votes as is equal to the number of shares of Common Stock of the Company held by the shareholder on the Record Date multiplied by the number of directors to be elected, and such votes may be cast for any single nominee or divided among two or more nominees. The seven nominees, or such fewer number of nominees as may stand for election, receiving the highest number of votes will be elected to the Board of Directors. There are no conditions precedent to the exercise of cumulative voting rights. Unless otherwise instructed in any proxy, the persons named in the form of proxy which accompanies this Proxy Statement (the "Proxy Holders") will vote the proxies received by them for the Company's seven nominees set forth in "Election of Directors" below. If additional persons are nominated for election as directors, the Proxy Holders intend, unless otherwise instructed in any proxy, to vote all proxies received by them in such manner in accordance with cumulative voting as will assure the election of as many of the Company's nominees as possible, and, in such event, the specific nominees for whom votes will be cast will be determined by the Proxy Holders. If authority to vote for any nominee of the Company is withheld in any proxy, the Proxy Holders intend, unless otherwise instructed in such proxy, to vote the shares represented by such proxy, in their discretion, cumulatively for one or more of the other nominees of the Company. The affirmative vote of a majority of a quorum is required with respect to the approval of Proposal 2 set forth herein.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting and will determine whether or not a quorum is present. The inspectors of election will include abstentions and broker non-votes in the determination of the number of shares present for quorum purposes. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of the Company's Common Stock at March 31, 1999 with respect to (i) each person who beneficially owns more than 5% of the Company's outstanding Common Stock including such person's address, (ii) each director of the Company and each person nominated to become a director at the Annual Meeting, (iii) each of the executive officers listed in the Summary Compensation Table below and
(iv) all directors and executive officers of the Company as a group.

                                                   SHARES BENEFICIALLY OWNED (1)
                                                   -----------------------------
                                                         NUMBER      PERCENT
                                                         ------      -------

     Marvin D. Brody (2)                              2,074,088         6.4%
         6900 E. Camelback, #830
         Scottsdale, Arizona  85251
     Harvey A. Belfer (3)                             1,680,480         5.2%
         6019 E. Indian Bend Road
         Paradise Valley, Arizona  85253
     Roy A. Flegenheimer (4)                            493,334         1.5%
     Robert L. Mueller (5)                              100,000           *
     Morris C. Aaron (6)                                162,199           *
     Jeffery A. Colby (7)                                40,028           *
     Paul M. Gales                                        5,675           *
     Mark J. Gambill                                     10,000           *
     Sara R. Dial (8)                                    25,833           *
     Quentin P. Smith (8)                                19,333           *
     David R. Carpenter                                  53,500           *
     James E. Gorman                                      2,656           *
     All executive officers and directors
     as a group (12 persons) (2)(3)(5)(7)(8)          4,023,593        12.4%
     *  Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares which may be acquired upon conversion or exercise of stock options, warrants or convertible securities which are currently exercisable or which become exercisable within 60 days are deemed beneficially owned by the optionee. Except as indicated by footnote, and subject to community property laws where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2) Includes 1,594,088 shares held by a limited partnership of which Mr. Brody and his spouse are the general partners and Mr. Brody, his spouse and adult children are the limited partners. Also, includes 400,000 shares of Common Stock held by an entity wholly-owned by Mr. Brody's spouse, as to which Mr. Brody disclaims beneficial ownership.
(3)  Mr. Belfer resigned as a member of the Board of Directors in April 1999.
(4) Includes 423,334 shares which Mr. Flegenheimer has the right to acquire upon the exercise of stock options.
(5) Voting and investment power with respect to 90,000 shares shared with spouse.
(6) Includes 159,999 shares which Mr. Aaron has the right to acquire upon the exercise of stock options.
(7) Includes 39,900 shares which Mr. Colby has the right to acquire upon the exercise of stock options.
(8) Includes 5,833 shares which the beneficial owner has the right to acquire upon the exercise of stock options.

                                  PROPOSAL 1 -

                              ELECTION OF DIRECTORS

     Seven directors are to be elected at the Annual Meeting. Unless otherwise instructed, the Proxy Holders will vote the Proxies received by them for the Company's nominees, Quentin P. Smith, Jr., Marvin D. Brody, David R. Carpenter, Jeffery A. Colby, Sara R. Dial, Kennard F. Hill and Robert L. Mueller. Each director will hold office until the next annual meeting of shareholders and thereafter until his successor is elected and has qualified. Cumulative voting is permitted under Arizona law in the election of directors. The number of directors may be increased to a maximum of nine.

     Any shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such shareholder's intent to make such nomination and providing specified information is given to the Secretary of the Company at its corporate offices not later than: (i) with respect to an election to be held at an annual meeting of shareholders, not less than 60 nor more than 90 days before the meeting, or within 15 days after public disclosure of the meeting date, if later; and (ii) with respect to any election to be held at a special meeting of shareholders for the election of directors, within 15 days after public disclosure of the meeting date.

     If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

     The names of the directors and certain information about them are set forth below.

                                                                        DIRECTOR
     NAME                    AGE   POSITION WITH COMPANY                 SINCE
     ----                    ---   ---------------------                 -----
     Quentin P. Smith, Jr.   47   Chairman, Chief Executive Officer,
                                  President and Director                  1998
     Marvin D. Brody         55   Director                                1991
     David R. Carpenter      60   Director                                1998
     Jeffery A. Colby        45   Director; President of TEAM Services    1995
     Sara R. Dial            35   Director                                1998
     Kennard F. Hill         58   Director                                1999
     Robert L. Mueller       71   Director                                1995

     Quentin P. Smith, Jr. has been a Director of the Company since January 1998, Chairman of the Board of Directors since August 1998, and Chief Executive Officer and President since February 1999. Mr. Smith was President of Cadre Business Advisors, LLC, a professional management consulting services company, from April 1995 to February 1999. Previously, Mr. Smith was Partner-in-Charge of the Desert Southwest Business Consulting Group of Arthur Andersen LLP from 1993 to 1995 and a co-owner of Data Line Service Company, a data processing service bureau, from 1988 to 1991. Mr. Smith is a director of Arizona Public Service Co.

     Marvin D. Brody is engaged in the private practice of law. Mr. Brody co-founded the Company in 1991. He has been a Director of the Company since its inception, served as Chief Executive Officer from November 1994 to August 1998, and served as President from June 1996 through August 1998. Prior to becoming the Company's Chief Executive Officer, Mr. Brody was engaged in the private practice of law since 1973.

     David R. Carpenter has been a Director of the Company since October 1998. Since February 1997, Mr. Carpenter has served as Chairman and CEO of UniHealth Foundation, a nonprofit healthcare organization based in Burbank, California. Since 1997, Mr. Carpenter has also served as Chairman and CEO of Paradigm Partners International, LLC. From 1990 through 1995, Mr. Carpenter served in various capacities for Transamerica Corporation, including Executive Vice President and Group Vice President. From 1980 through 1995, Mr. Carpenter served in various capacities with Transamerica Occidental Life Insurance Company, including Chairman and Chief Executive Officer. He has also served as a director of PacifiCare Health Systems, a managed health care services company, since 1989. Mr. Carpenter is a Fellow of the Society of Actuaries.

     Jeffery A. Colby has been a Director of the Company since November 1995. Mr. Colby founded TEAM Services, a PEO in the music and advertising industries, in 1992 and has been its Chief Executive Officer since 1994 and President since January 1996. The Company acquired TEAM Services in 1996; see "Certain
Transactions"   under   "Compensation    Committee    Interlocks   and   Insider
Participation." Since December 1986, Mr. Colby has served as President of Colbyco, Inc., a Chicago-based company which provides consulting, audit and freight bill payment services for the transportation industry. From 1975 to 1986, Mr. Colby was a principal at the Chicago-based law firm of Fox & Grove.

     Sara R. Dial became a Director of the Company in January 1998. Ms. Dial is the President and Chief Executive Officer of Sara Dial & Associates, Inc., a professional business consulting service. Previously, Ms. Dial served as the Director of the Arizona Department of Commerce from 1993-1996 and Director of the Financial Services and Housing Division of the Arizona Department of Commerce from 1991-1993.

     Kennard F. Hill has been Chief Executive Officer and a director of Condor Technology Solutions, Inc., since January 1997 and its Chairman since February 1998. Condor provides a wide range of information technology ("IT") services and solutions to middle market organizations, Fortune 1000 companies and public sector organizations. Mr. Hill was Group President of I-NET, Inc., a network computing and systems integration services company, from September 1995 to December 1996. From June 1993 to June 1995, Mr. Hill was President and Chief Executive Officer of Insource Technology, Inc., an IT consulting firm. From June 1992 to June 1993, Mr. Hill was a private consultant on client/server acquisition strategy in the healthcare industry. From 1988 to July 1992, Mr. Hill was Chief Executive Officer of DataLine Inc., a data processing and IT firm. From 1968 to 1988, Mr. Hill was employed by Electronic Data Systems Corporation ("EDS"), a full-service IT provider. He served as President of General Motors-EDS for North America from 1985 to 1988. At EDS, Mr. Hill also served as chief of the Healthcare Division, having previously served as its Director of Sales. Mr. Hill also was an officer of EDS's Federal Corp. subsidiary and a director of its National Heritage Insurance Corp. subsidiary, which provides healthcare underwriting for lower-income policyholders. In December 1994, Mr. Hill filed a voluntary petition in bankruptcy in order to discharge indebtedness arising out of his divorce and several partnerships in which he was a limited partner. The bankruptcy was discharged in January 1996. Mr. Hill attended the University of Texas and served two tours of duty as a United States Army pilot in Vietnam.

     Robert L. Mueller has been a Director of the Company since February 1995. Mr. Mueller has been an independent consultant since 1993. From 1987 to 1993, he was the President, Chief Operating Officer and a Director of Proler International Corp., a steel recycler headquartered in Houston, Texas. From 1983 to 1987, he was President and Chief Executive Officer of Judson Steel Company.
From 1975 to 1983, he was Chairman, President and Chief Executive Officer of Connors Steel Corp.

COMPLIANCE WITH SECTION 16(A) REPORTING REQUIREMENTS

     Under the securities laws of the United States, the Company's directors, its executive officers, and persons holding more than 10% of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission (the "Commission"). Specific due dates for these reports have been established and the Company is required to disclose any failure to file by these dates. All of these filing requirements were satisfied during the year ended December 31, 1998. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors held nine Directors' meetings during the fiscal year ended December 31, 1998. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and any committee on which such director served during the period of such service.

     The Company's Audit Committee currently consists of Ms. Dial and Messrs. Mueller (Chairperson) and Carpenter. The Audit Committee held eight meetings during 1998. The Company's Audit Committee reviews the Company's financial reporting, relationships with its independent auditors and other matters affecting the financial statements of the Company.

     The Company's Human Resources Committee (formerly referred to as the Compensation Committee) currently consists of Ms. Dial (Chairperson) and Messrs. Mueller and Carpenter. The Compensation Committee held four meetings during 1998. Among other human resource-related functions, the Human Resources Committee reviews executive compensation and stock option awards under the Company's stock option plans.

     The Company does not have a separate nominating committee. Nominations of persons to be directors and other functions of such committees are considered by the Human Resources Committee subject to the approval of the full Board of Directors.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth, with respect to the years ended December 31, 1998, 1997 and 1996, compensation awarded to, earned by or paid to (i) two individuals who served as the Company's Chief Executive Officer during 1998;
(ii) two executive officers who were serving as executive officers at December 31, 1998 and whose total salary and bonus exceeded $100,000 in 1998; and (iii) two individuals whose total salary and bonus exceeded $100,000 and who served as executive officers during a portion of 1998 but were not serving as such at December 31, 1998.

                                                                                LONG TERM
                                          ANNUAL COMPENSATION IN DOLLARS      COMPENSATION
                                          ------------------------------       SECURITIES
                                                              OTHER ANNUAL     UNDERLYING          ALL OTHER
 NAME AND PRINCIPAL POSITION     YEAR   SALARY     BONUS      COMPENSATION   OPTIONS/SARS (1)   COMPENSATION(2)
 ---------------------------     ----   ------     -----      ------------   ----------------   ---------------
James E. Gorman                  1998   $174,620   $200,000    $82,288 (4)      350,000 (5)         $3,835
Chief Executive Officer,         1997         --         --         --               --                 --
President (3)                    1996         --         --         --               --                 --

Marvin D. Brody                  1998   $226,446         --            (7)      100,000 (8)       $483,960 (9)
Chief Executive Officer,         1997    327,400         --            (7)           --              5,545
President (6)                    1996    276,246         --            (7)           --              5,333

                                 1998   $171,904         --            (7)       50,000             5,730
Roy A. Flegenheimer              1997    186,053         --            (7)           --              5,619
Chief Operating Officer (10)     1996    177,400         --            (7)       70,000              5,401

Morris C. Aaron (11)             1998   $144,468         --            (7)       50,000           $180,160 (12)
Chief Financial Officer,         1997    164,242         --            (7)       50,000              5,949
Treasurer                        1996     81,731         --            (7)      150,000              4,826

Paul M. Gales (13)               1998   $214,500    $37,500            (7)      215,000 (5)         $6,730
Senior Vice President,           1997    177,307         --            (7)       50,000              5,949
General Counsel and Secretary    1996     39,712         --            (7)      120,000              1,316

Mark J. Gambill (14)             1998   $187,115    $37,500            (7)      125,000 (5)         $5,806
Senior Vice President            1997    129,135         --    $62,430 (15)      50,000              4,353
Chief Marketing Officer          1996         --         --         --               --                 --

(1) Consist entirely of stock options; no stock appreciation rights ("SARs") were granted or are outstanding.
(2)  Term life and health insurance premiums unless otherwise specified.
(3) Mr. Gorman served as President and Chief Executive Officer from May 1998 and August 1998, respectively, to February 1999, and as a Director from August 1998 to April 1999.
(4)  Relocation expense.
(5) Option grants in 1998 include certain options that were issued upon the simultaneous cancellation of a greater number of options. See "Human Resources Committee Report on Stock Option Repricing."
(6)  Mr. Brody served as President and Chief  Executive  Officer  through August
     1998.
(7)  Less than 10% of total of annual salary.
(8)  Cancelled in August 1998 effective at time of termination of employment.
(9)  Includes severance payment of $393,000 and consulting payments of $84,905.
(10) Mr. Flegenheimer served as Chief Operating Officer through August 1998.
(11) Mr. Aaron served as Chief Financial Officer from January 1996 through September 1998.
(12) Includes severance payments of $173,437.
(13) Mr. Gales joined the Company in 1996.
(14) Mr. Gambill joined the Company in 1997.
(15) Includes $40,483 of relocation expense related to a loss on the sale of personal residence.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)

       The following table sets forth information about stock option grants during the last fiscal year to the executive officers named in the Summary Compensation Table receiving grants during such period.

                            INDIVIDUAL GRANTS
                       ---------------------------                                 POTENTIAL REALIZABLE DOLLAR
                        NUMBER OF      PERCENT OF                                    VALUE AT ASSUMED ANNUAL
                        SECURITIES     OPTION/SARS                                    RATES OF STOCK PRICE
                        UNDERLYING     GRANTED TO    BASE PRICE                          APPRECIATION FOR
                       OPTIONS/SARS   EMPLOYEES IN    (DOLLARS      EXPIRATION            OPTION TERM (2)
     NAME                GRANTED       FISCAL YEAR   (PER SHARE)       DATE               5%           10%
     ----              ------------   ------------   -----------    ----------        ---------    ---------
James E. Gorman         150,000 (3)       7.4           $2.25        11/11/08         $ 212,252    $ 537,888
                        200,000 (4)                     $5.22     cancelled 11/12/98
Marvin D. Brody         100,000           4.9           $5.28     cancelled 8/6/98           --           --
Roy A. Flegenheimer      50,000           2.5           $5.28         5/6/08          $ 166,028    $ 420,748
Morris C. Aaron          50,000           2.5           $5.28         5/6/08          $ 166,028    $ 420,748
Paul M. Gales           165,000 (3)       8.1           $2.25        11/11/08         $ 233,477    $ 591,677
                         50,000 (4)                     $5.28     cancelled 11/12/98
Mark J. Gambill          75,000 (3)       6.2           $2.25        11/11/08         $ 106,126    $ 268,944
                         50,000 (4)                     $5.28     cancelled 11/12/98

(1)  Consist entirely of stock options and do not include SARs.
(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% or 10% compounded annually from the date the respective options were granted to their expiration date and are not presented to forecast possible future appreciation, if any, in the price of the Common Stock. The potential realizable value of the foregoing options is calculated by assuming that the market price of the underlying security appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.
(3) Includes options issued upon the simultaneous cancellation of a greater number of options. See "Human Resources Committee Report on Stock Option Repricing."
(4) These (and in the case of Messrs. Gales and Gambill, other) options held by the executive officer were cancelled in November 1998. See "Human Resources Committee Report on Stock Option Repricing."

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FY-END OPTION/SAR VALUE TABLE (1)

     The following table sets forth information with respect to the executive officers named in the Summary Compensation Table concerning option exercises during the last fiscal year and the number and value of options outstanding at the end of the last fiscal year.

                                                     NUMBER OF SECURITIES     DOLLAR VALUE OF UNEXERCISED
                            NUMBER                  UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                            SHARES      DOLLAR        OPTIONS AT FY- END             AT FY-END (2)
                           ACQUIRED     VALUE     ---------------------------  --------------------------
      NAME               ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
      ----               -----------   --------   -----------   -------------  -----------  -------------
James E. Gorman                 0             0           0        150,000       $      0      $46,500
Marvin D. Brody                 0             0           0              0       $      0      $     0
Roy A. Flegenheimer (3)    46,000      $131,140     406,667         73,333       $109,600      $     0
Morris C. Aaron                 0      $      0     116,667        133,333       $      0      $     0
Paul M. Gales                   0      $      0           0        165,000       $      0      $51,150
Mark J. Gambill                 0      $      0           0         75,000       $      0      $23,250

(1)  No SARs are outstanding.
(2) Based on the last trade of the Company's Common Stock on NASDAQ on December 31, 1998 at $2.56 per share.
(3)  Includes options granted under both the 1993 and 1995 Option Plan.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT, AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company has entered into substantially identical employment agreements with each of Paul M. Gales and Mark J. Gambill. The base salaries under the agreements are subject to annual review by the Company's compensation committee. The agreements provide for a payment equal to 12 months base salary if the Company terminates the agreement without cause. The agreements provide that if the employee terminates his employment with the Company for any reason other than for cause, by his disability, or by his death, within 12 months from events which constitute a "change of control" (as defined in the agreement), the employee will receive a lump sum equal to 2.99 times a base amount as well as a continuation of his medical coverage and other benefits to which he, as a terminated employee, was entitled at the time immediately prior to the change of control. The agreements extend indefinitely, but are terminable by either the Company or the employee with stated notice.

     The Company has entered into a three-year employment agreement with Quentin
P. Smith, Jr. in connection with his election as President and Chief Executive Officer on February 15, 1999. The agreement provides for an initial annual base salary of $375,000, and provides that Mr. Smith is not entitled to receive cash bonuses. The Company provided incentive compensation to Mr. Smith in the form of options to acquire 180,000 shares of the Company's Common Stock, which options vest in equal parts over three years. The agreement provides for a payment equal to 12 months base salary if the Company terminates the agreement without cause. If employment is terminated for any reason other than for cause, by his disability, or by his death, within 12 months from events which constitute a "change of control" (defined in the agreement to include only hostile takeovers, as defined), Mr. Smith is entitled to receive a lump sum payment equal to $5 million minus the value of all of Mr. Smith's vested and unvested stock options.

     The Company entered into a three-year employment agreement dated May 11, 1998 with James E. Gorman, formerly Chief Executive Officer, President and a director of the Company. Mr. Gorman's base salary under the agreement at the time he ceased serving as an executive officer of the Company was $275,000. The agreement included a guaranteed first year bonus of $100,000 and provisions similar to those in Mr. Smith's agreement in the event of a hostile takeover (as defined) of the Company. The Company is engaged in discussions with Mr. Gorman concerning the disposition of the agreement.

     The Company's 1995 Option Plan provides that in the event of a merger, consolidation or reorganization with another corporation in which the Company is not the surviving corporation (an "Acquisition"), appropriate provision shall be made with respect to outstanding and unexercised options to either (a) substitute on an equitable basis appropriate shares of the surviving corporation for such options or (b) cancel such options upon payment of the fair market value of such options to the respective holders. The Company's 1993 Option Plan provides that in the event of an Acquisition, appropriate provision shall be made with respect to outstanding and unexercised options to either (a) substitute on an equitable basis appropriate shares of the surviving corporation for such options or (b) accelerate the vesting and permit the exercise of all such options prior to such Acquisition.

COMPENSATION OF DIRECTORS

     The Company's directors who do not receive a salary or commissions from the Company receive a quarterly retainer of $2,500 plus a fee of $500 per each board or committee meeting attended. Directors also are reimbursed for reasonable out-of-pocket expenses incurred in attending Board of Directors' meetings. Non-employee directors of the Company are eligible for the grant of stock options pursuant to the 1993 Option Plan, and are eligible under certain circumstances for option grants under a formula grant provision of the 1995 Option Plan. Under the formula grant provisions of the 1995 Option Plan, options for 10,000 shares of Common Stock are granted automatically to each Director upon initial election, with subsequent automatic grants of options for 2,500 shares of Common Stock at the date of each annual meeting at which the non-employee director is re-elected. Non-employee directors elected prior to June 1996 are not eligible to receive options under the formula grant provision until the year 2000 annual meeting of shareholders. The formula grant provision is proposed to be amended. See "Proposal 2" herein.

     Ms. Dial and Messrs. Smith and Carpenter each were granted options for 10,000 shares of Common Stock upon their initial election to the Board in 1998 and Ms. Dial and Mr. Smith also were granted options for 2,500 shares of Common Stock at the 1998 Annual Meeting of Shareholders pursuant to the formula grant provision described above, with an exercise price equal to the fair market value of the Common Stock on the date of grant.

     In October 1998, a one-time cash payment of $80,000 was made to each of the Company's then-current non-employee directors (Ms. Dial and Messrs. Mueller and Smith) and to incoming Board member David Carpenter. The payment was authorized in view of the significantly increased time commitments for non-employee directors resulting from the restructuring and related programs initiated by the Company in 1998, and to balance consideration provided to then-current non-employee directors with the consideration provided in conjunction with recruiting Mr. Carpenter to the Board. While the Company would have preferred at the time to provide consideration to its non-employee directors in the form of equity in the Company (in the form of stock grants or stock options), the Company instead determined to provide a cash payment due primarily to strict limitations on stock option grants to non-employee directors provided in the Company's 1995 Option Plan. These provisions are proposed to be amended to provide greater flexibility in the future. See "Proposal 2" herein.

     The Company has entered into a two-year consulting agreement with Marvin D. Brody commencing August 1998 that provides monthly payments of $16,375. The agreement also provides a monthly office expense allowance of $1,250 per month through September 1999. The agreement includes confidentiality and non-competition provisions. Mr. Brody received $84,905 under this agreement in 1998.

     Quentin P. Smith, Jr. received $30,010 in 1998 pursuant to a consulting services arrangement. The arrangement was terminated in connection with Mr. Smith's election as President and Chief Executive Officer in February 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1998, the following individuals served on the Compensation Committee (now referred to as the Human Resources Committee) at various times:
Mr. Belfer, Mr. Mueller, Ms. Dial, Mr. Smith and Mr. Carpenter. Certain relationships and related transactions with the Company are described immediately above in "Compensation of Directors." The subheading "Certain Transactions" also describes certain other relationships and transactions with current or former board members.

     CERTAIN TRANSACTIONS

     As reported in the Proxy Statement for the 1998 Annual Meeting of Shareholders, the Company entered into a series of agreements in April 1998 with Edward L. Cain, Jr. Pursuant to these agreements, Mr. Cain resigned all positions as a director and executive officer of the Company and its subsidiaries; Mr. Cain's position with the Company had previously ceased being considered an executive officer position in late 1997. The arrangements include an amended employment agreement that provides for an annual salary of $42,000 and for the immediate vesting of 100,000 of the stock options currently held by Mr. Cain. The employment agreement term extends through December 1999. All previous exceptions to the non-competition provisions have been terminated, and the Company acquired all rights to commissions otherwise payable to Mr. Cain by the Company with respect to the Company's current PEO business in exchange for a payment of $515,000. In connection with these agreements, Mr. Cain executed a promissory note payable to the Company in an aggregate amount of $350,000, primarily representing the return of certain commissions which were overpaid in prior periods (including the balance of for commission overpayments in 1996). The note is payable February 28, 2000, subject to earlier payment in whole or in part upon certain future exercises of stock options held by Mr. Cain.

     Mr. Colby, a member of the Company's Board of Directors since November 1995, was the controlling shareholder of TEAM Services at the time of its June 1996 acquisition by the Company, and served as Chief Executive Officer of TEAM Services since 1993. In connection with the TEAM Services acquisition, Mr. Colby entered into a three-year employment agreement with the Company pursuant to which he continues to act as TEAM Services' President and provides, among other services, certain marketing services. Subject to final board approval, Mr. Colby's base salary was increased to $210,000 per year in 1998.

     In addition, under the 1996 agreements by which the Company acquired all the outstanding capital stock of TEAM services, the Company agreed to a total purchase price of four times total TEAM Services' pre-tax income for the 12-month period ending June 30, 1999. The purchase price will be paid in the form of net assumed liabilities (approximately $825,000 assumed at closing) and unregistered Common Stock. Any unregistered shares of Common Stock that may be issued would be entitled to certain piggy-back and demand registration rights. There is no stated maximum consideration payable in the transaction.

     As previously reported in the Company's 1998 Report on Form 10-K, the Company was named as a defendant in a breach-of-contract action filed by an employee of the Company in February 1999. The 10-K also reported that a director of the Company had agreed to indemnify the Company personally for amounts paid by the Company in connection with the matter, if any. The Company recently agreed upon settlement terms with the employee, subject to the completion of definitive settlement documents. Under the settlement terms, the Company will provide a cash payment of $373,333 and enter into a three-year arrangement under which sales and marketing services will be provided by the employee on an independent contractor basis. The Company has been advised by the director, Mr. Brody, that he believes that his indemnification agreement does not extend to the settlement terms agreed to by the Company. The Company currently is evaluating its options regarding this matter.

HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Among  other  human  resources-related   functions,   the  Company's  Human
Resources Committee is responsible for:

     (1) reviewing and approving the annual salary, bonus and other benefits, direct and indirect, including perquisites and personal benefits, to be paid or awarded to key executives;

     (2) reviewing and approving new compensation and stock plans and changes to existing plans; and

     (3) administering the incentive compensation plans, stock option and other stock-based plans and other employee benefit plans of the Company and its subsidiaries or establishing committees to perform such functions.

     COMPENSATION PHILOSOPHY

     The general philosophy of the Company's executive compensation program is to offer key executives compensation that is competitive in the marketplace yet also based on the Company's performance and the employee's individual contribution and performance. The Company's executive compensation policies are intended to motivate and reward executives for long-term strategic management and the enhancement of shareholder value through cash payments (salary and bonus) and equity incentives (in the form of stock options). The executive compensation objectives of the Company are to attract and retain highly qualified managers through competitive salary and benefit programs, encourage extraordinary effort on the part of management through well-designed incentive opportunities and contribute to the short- and long-term interests of the Company's shareholders.

     The Company's executive compensation program consists of an annual component (salary and incentive bonuses) and a long-term component (stock options). The Company's policies with respect to each of these elements, as well as the basis for determining the compensation of the Chief Executive Officer, are described below.

     SALARY

     Salaries for executive officers are determined by evaluating several factors, including the executive's individual performance, experience and level of responsibility, as well as compensation data for executives with comparable responsibilities in the Company. No particular weight was given any factor, nor did the Committee utilize a specific statistical methodology. The Committee obtained certain information from an independent consulting firm in formulating base salary decisions during the second quarter of 1998 and relied in part on subjective judgments concerning performance. The Committee competes generally for executive talent with comparably-sized publicly-held companies in the
Phoenix, Arizona metropolitan area and other PEOs nationally, and publicly-available executive compensation information with respect to such companies was considered.

     The base salary of Marvin D. Brody (Chief Executive Officer through August 6, 1998) was increased in May 1998 from $325,000 to $393,000. The increase was based on the following principal considerations: (i) Mr. Brody's base salary had remained unchanged from the level previously set by the Compensation Committee in June 1996; (ii) information available from the independent consulting firm referred to in the preceding paragraph; and (iii) the Committee's subjective judgment concerning progress being made on operational initiatives. The Committee did not utilize any particular mathematical formula or other specific objective standards in adjusting Mr. Brody's base salary.

     The base salary of James E. Gorman (Chief Executive Officer from August 6, 1998 through February 15, 1999) was established through arms-length negotiation with Mr. Gorman at the time he initially joined the Company as its President and Chief Operating Officer in May 1998. The Committee also took into account information obtained from an independent consulting firm and publicly-available compensation information relating to other publicly-held companies, as noted above. Mr. Gorman's base salary was adjusted following his election as Chief Executive Officer to reflect his increased duties and responsibilities.

     BONUS

     The Committee seeks to use cash bonuses as an additional method of linking an executive officer's compensation to individual and/or Company performance. During the early portion of 1998, a preliminary bonus plan for executive officers was developed that was based primarily on the achievement of financial targets. Due to the restructuring and other operational initiatives that took place later in 1998, the original targets became inapplicable. The Committee nonetheless determined to pay the originally targeted cash bonuses to the executive officers employed by the Company in late 1998 in view of the extraordinary effort associated with the restructuring and related initiatives, and retention concerns.

     No bonus was paid to Mr. Brody in 1998. A cash bonus was approved for Mr. Gorman in late 1998 based primarily on the ahead-of-plan accomplishment of office closures and other cost-reduction goals associated with the Company's restructuring initiative.

     The change in the position of Chief Executive Officer in February 1999 has delayed finalization of an executive bonus program for 1999. The Committee intends to finalize a program based on individual and company-wide achievements.

     STOCK OPTIONS

     Stock-based compensation is viewed as a critical incentive component of the Company's overall executive compensation program because it directly ties an executive's compensation to the results experienced by the Company's shareholders and because it permits the Company to recruit and retain top talent. Grants of stock options are made under two plans, each of which has been approved by the Company's shareholders. With respect to the option grants made to employees and executive officers of the Company, the existing number of options held by each proposed optionee is considered, with a goal of increasing the equity incentive of the optionees. The Committee also considered information from the independent consulting firm and publicly-available data concerning companies with which the Company competes for executive talent.

     In addition to making certain stock option grants during 1998, the Committee also approved the repricing of certain options held by executive officers, subject to certain conditions and limitations. See "Human Resources Committee Report on Stock Option Repricing" below. Mr. Gorman received stock option grants in 1998 based on the same considerations upon which his base salary was established at the time he initially joined the Company. Options were granted to Mr. Brody in 1998 based on the same information upon which options were granted to executive officers generally. Such options were cancelled at the time Mr. Brody ceased serving as an executive officer of the Company.

     OTHER COMPENSATION

     In addition to salaries and stock options, the Company provides compensation in the form of automobile and telephone expenses and term life and health insurance premiums to its Chief Executive Officer and certain of its executive officers.

     SECTION 162(m)

     Section 162(m) of the Internal Revenue Code limits, to one million dollars, the deductibility by a publicly held corporation of compensation paid in a taxable year to the Chief Executive Officer and any other executive officer whose compensation is required to be reported in the Summary Compensation Table. Qualified performance-based compensation will not be subject to the deduction limit if certain conditions are met, including a condition that the performance goals under which the compensation is paid must be established by a committee comprised solely of two or more "outside directors". The Company's stock option plans provide such performance-based compensation and outstanding options held by applicable executive officers were granted at a time when the board committee which authorized the grant satisfied the "outside director" requirement. As described above under the heading "Employment Contracts, Termination of Employment and Change-in-Control Arrangements," Mr. Smith's employment agreement provides for a payment of $5 million (reduced by the value of all of Mr. Smith's vested and unvested stock options) if Mr. Smith's employment is terminated for reasons other than cause, disability or death within 12 months after a hostile takeover, as defined. The employment agreement for former President and Chief Executive Officer, James E. Gorman, includes a similar provision. This payment could exceed the Section 162(m) deductibility limit. The Committee believes that the provision is reasonable in light of overall employment arrangements and the limited circumstances under which the change-in-control payment can become due.

                             RESPECTFULLY SUBMITTED,

                             SARA R. DIAL, CHAIRPERSON
                             DAVID R. CARPENTER
                             ROBERT L. MUELLER
                             QUENTIN P. SMITH, JR. (FORMER MEMBER)
                             HARVEY BELFER (FORMER MEMBER)

HUMAN RESOURCES COMMITTEE REPORT ON STOCK OPTION REPRICING

     Effective November 12, 1998, the Human Resources Committee approved the cancellation of certain stock options held by employees and the issuance of replacement options. The replacement options generally had an exercise price of $2.25 per share, which was the Nasdaq closing price of the Company's Common Stock on November 12, 1998. The options that were cancelled had exercise prices ranging from $4.00 to $23.38. Included in the repricing action were options held by executive officers James E. Gorman, Paul M. Gales and Mark J. Gambill (see table below for details).

     The Committee concluded that repricing options held by executive officers was an appropriate step to motivate and retain the executive officers in view of the substantial and continuing disparity between the exercise price of the stock options then held by the executive officers and recent prices of the Company's Common Stock on Nasdaq. The Committee considered the contributions of the affected executive officers in reaching its decision. The Committee reviewed publicly-available information concerning stock option repricing. To provide additional motivation and retention value in connection with the repricing, the Committee required that a new three-year vesting schedule would be imposed with respect to the repriced options. The Committee also provided that each executive officer would be required to surrender 25% of the executive officer's options in connection with the repricing.

         The following table sets forth information concerning all repricings of options held by executive officers since the completion of the Company's initial public offering on August 12, 1993:

                                         TEN-YEAR OPTIONS/SAR REPRICINGS (1)
                                         -----------------------------------
                                      NUMBER OF
                                     SECURITIES
                                     UNDERLYING    MARKET PRICE                               LENGTH OF ORIGINAL
                                      OPTIONS/     OF STOCK AT    EXERCISE PRICE                 OPTION TERM
                                        SARS         TIME OF        AT TIME OF        NEW    REMAINING AT DATE OF
                                     REPRICED OR   REPRICING OR    REPRICING OR    EXERCISE      REPRICING OR
          NAME              DATE       AMENDED       AMENDMENT       AMENDMENT       PRICE         AMENDMENT
          ----              ----       -------       ---------       ---------       -----         ---------
James E. Gorman           11/12/98   150,000 (2)       $2.25           $5.22        $2.25       Through 5/08
President and Chief
Executive Officer

Paul M. Gales             11/12/98   165,000 (3)       $2.25          $14.75        $2.25       Through 9/06
Senior Vice President                                            (120,000 options)
and General Counsel                                                    $5.41
                                                                 (50,000 options)               Through 5/07
                                                                       $5.28
                                                                 (50,000 options)               Through 5/08

Mark J. Gambill           11/12/98    75,000(4)        $2.25           $6.93        $2.25       Through 3/07
Senior Vice President                                            (50,000 options)
and                                                                    $5.28                    Through 5/08
Chief Marketing Officer                                          (50,000 options)

Roy A. Flegenheimer         4/6/95   160,000           $1.94           $2.42        $2.125      Through 2/99
Chief Operating Officer

(1)  No SARs are outstanding.
(2) Mr. Gorman surrendered 200,000 options in exchange for 150,000 repriced options.
(3) Mr. Gales surrendered 220,000 options in exchange for 165,000 repriced options.
(4) Mr. Gambill surrendered 100,000 options in exchange for 75,000 repriced options.

                             RESPECTFULLY SUBMITTED,

                             SARA R. DIAL, CHAIRPERSON
                             DAVID R. CARPENTER
                             ROBERT L. MUELLER
                             QUENTIN P. SMITH, JR. (FORMER MEMBER)

                          SHAREHOLDER RETURN COMPARISON

     Set forth below is a graph comparing the percentage change in the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and a peer group for the period commencing January 1, 1994 and ending December 31, 1998. Shareholder returns are calculated based on the closing price of the Company's Common Stock on the relevant dates for each measurement period. The graph assumes that $100 was invested on January 1, 1994 in Company Common Stock, in the Standard & Poor's 500 Stock Index and the peer group, and that, as to such indices, dividends were reinvested. The Company has not, since its inception, paid any dividends on the Common Stock.

     The peer group used for this chart consists of Administaff Inc., Automatic Data Processing, Inc., Barrett Business Services, Inc., Modis Professional Services (formerly AccuStaff), Novacare Employee Services, Paychex Inc., Staff Leasing Inc., TEAM America, Teamstaff (formerly Digital Solutions, Inc.) and Vincam Group Inc. Although the Company does not consider all the companies in the peer group to be direct competitors operating in exactly the same line of business as the Company, many analysts of the Company view the temporary services and payroll processing businesses to be comparable to the employee leasing business. Accordingly, the Company has selected a peer group including companies engaged in such businesses.

     Historical stock price performance shown on the graph is not necessarily indicative of future price performance.

                                12/31/93  12/31/94   12/31/95   12/31/96  12/31/97  12/31/98
                                --------  --------   --------   --------  --------  --------
     Employee Solutions, Inc.    100.00     96.64     453.33    1093.33    229.97    136.64
     Standard and Poor's 500     100.00    101.32     139.40     171.40    228.59    293.91
     Peer Group                  100.00    108.61     150.72     187.66    259.43    328.57

                                  PROPOSAL 2 -

         APPROVAL OF AN AMENDMENT OF THE EMPLOYEE SOLUTIONS, INC. 1995
              STOCK OPTION PLAN TO ENLARGE OPTION GRANT PROVISIONS
                      APPLICABLE TO NON-EMPLOYEE DIRECTORS

     Stock options play a key role in the Company's ability to recruit, reward and retain directors, executives and key employees. The Company believes that equity based incentive programs help create and maintain a tight link between the interests of its shareholders and directors, executives and key employees, and enhance the Company's ability to continue recruiting and retaining top talent.

     The 1995 Option Plan currently permits options to be granted to non-employee directors solely on the basis of a formula that provides a grant of 10,000 options upon the director's initial election, and grants of 2,500 options at each succeeding Annual Meeting at which the director is reelected. The Company has placed a priority on recruiting and retaining non-employee Board members of the highest possible quality. The Company has determined that the strict limits set forth in the 1995 Option Plan with respect to option grants to non-employee directors materially hinder the Company's efforts to recruit and retain quality Board members.

     Accordingly, the Board of Directors proposes amending the 1995 Option Plan so that options for up to 50,000 shares may be granted to non-employee directors upon their initial election to the Board, with the exact number to be determined in the discretion of the committee of the Board responsible for administering the Company's stock option programs (the "Committee"). The provision of the 1995 Option Plan that automatically grants 2,500 options to non-employee directors reelected at succeeding Annual Meetings will be retained. However, the amendment also permits supplemental option grants to be awarded to non-employee directors in the discretion of the Committee. While the Board does not currently anticipate that any supplemental grants will be issued, the Board believes that the Company will benefit from the flexibility inherent in such provision should supplemental grants become desirable or necessary in the future. The Board believes that the amendments are necessary to recruit quality Board candidates.

     Kennard F. Hill became a member of the Board of Directors on April 13, 1999. Mr. Hill received a grant of 10,000 options on such date pursuant to the current formula provisions of the 1995 Option Plan and will receive an additional grant of 2,500 options if re-elected at the Annual Meeting. Mr. Hill will receive an additional grant of 40,000 options effective the date of the 1999 Annual Meeting if he is re-elected and this Proposal 2 receives shareholder approval. With the exception of this grant to Mr. Hill, the approval of this Proposal 2 will not result in the grant of options to current Board members. Current Board members will be eligible for supplemental option grants in the future if this Proposal 2 is adopted, though the Board does not have any current intention to issue any supplemental grants.

     If this Proposal 2 is not approved by the shareholders, the 1995 Option Plan will continue in its current form, but the Company will be limited in the number of options that may be granted to non-employee directors. The Board is concerned such a situation could negatively affect the Company's ability to attract and retain quality non-employee directors, to the Company's detriment. Therefore, the Board of Directors unanimously recommends a vote for the proposal.

AMENDMENT TEXT

The text of the proposed amendment is as follows:

     12. Grants to Certain Directors

          (a) Grant. Except in the case of an initial election of a Nonemployee Director (which shall be governed by subsection (c) hereof) each person who is elected as a Nonemployee Director at any Annual Meeting of Shareholders automatically shall be granted, effective as of the date of such Annual Meeting, options to acquire 2,500 shares of the Company's Common Stock . Options granted pursuant to this paragraph 12(a) shall become exercisable upon the date of the first Annual Meeting following the date of grant, provided that the Nonemployee Director has served as such throughout the preceding year. Notwithstanding anything herein to the contrary, any person who is a Nonemployee Director as of April 30, 1996 shall not be entitled to receive any grant under this paragraph 12 until the 2000 Annual Meeting of Shareholders.

          (b) Certain Option Terms. Options granted pursuant to subparagraphs 12(a) or (c) shall have a 10-year term from the date of grant, provided that any option held by a Nonemployee Director who is removed from the Board for cause shall expire on the date of such removal. The exercise price of all options granted pursuant to subparagraphs 12(a) and (c) shall be the fair market value of the Company's Common Stock on the date of grant.

          (c) Initial Election to Board of Directors. Any person who initially becomes a Nonemployee Director, whether at an Annual Meeting of Shareholders or at any time other than on the date of an Annual Meeting, shall be eligible to receive a grant of options exercisable for up to 50,000 shares of Common Stock. Options for one third of such shares shall vest on each of the first three anniversary dates of the initial election to the Board, subject to continued Board service. Other terms of such options shall be as set forth elsewhere in this paragraph 12.

          (d) Supplemental Grants. In addition to option grants otherwise available under this Paragraph 12, Nonemployee Directors shall be eligible for supplemental grants from time to time in the discretion of the Committee or the Board.

          (e) Limitation on Amendment. This paragraph 12 shall not be amended more than once every six months other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder.

SUMMARY OF 1995 OPTION PLAN

     THE SUMMARY OF THE 1995 OPTION PLAN INCLUDED IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY THE SPECIFIC LANGUAGE OF THE 1995 OPTION PLAN. COPIES OF THE 1995 OPTION PLAN ARE AVAILABLE TO ANY SHAREHOLDER UPON REQUEST ADDRESSED TO INVESTOR RELATIONS DEPARTMENT, EMPLOYEE SOLUTIONS, INC., 6225 NORTH 24TH STREET, PHOENIX, ARIZONA 85016.

     PURPOSES. The purposes of the 1995 Option Plan are to attract and retain the best available employees, directors and third parties who can provide valuable services to the Company or any parent, subsidiary or affiliate, to provide additional incentive to such persons, and to promote the success of the Company's business.

     ADMINISTRATION AND SHARE RESERVE. A total of 4,500,000 shares of the Company's Common Stock are currently authorized for issuance under the 1995 Option Plan. As of March 31, 1999, 299,091 shares have been issued upon exercise of stock options and a total of 3,285,194 shares were subject to outstanding options granted under the 1995 Option Plan, leaving 915,715 shares remaining for future option grants.

     The 1995 Option Plan is administered by the Human Resources Committee of the Board of Directors. The Committee determines those persons to whom stock options will be granted, the terms of such grants and the number of shares subject to options. The 1995 Option Plan provides for the grant of options which qualify as "incentive stock options" (sometimes referred to herein as "ISOs") under Section 422 of the Internal Revenue Code (the "Code") and nonstatutory stock options which do not specifically qualify for favorable income tax treatment under the Code (sometimes referred to herein as "NSOs").

     ELIGIBILITY. Any employee of the Company or any parent, subsidiary or affiliate is eligible to receive options under the 1995 Option Plan, provided that incentive stock options may only be granted to employees of the Company or any parent or subsidiary of the Company. Nonstatutory options may also be granted to other persons who are not officers, directors or employees, but whose participation is deemed to be in the Company's best interests. As of March 31, 1999, approximately 325 employees (including 11 executive officers and directors) and six non-employee directors were eligible to participate in the 1995 Option Plan.

     Non-employee directors automatically receive nonqualified options to acquire 10,000 shares of the Company's Common Stock upon their initial election to the Board and options to acquire 2,500 shares at each subsequent annual meeting of shareholders. Options granted pursuant to the automatic grant provision have a 10-year term. The initial grants vest in three equal annual installments, subject to continued board service. The annual grants become vested on the date of the next annual meeting, subject to the optionee's continued board service throughout the year. Option grant provisions with respect to non-employee directors are proposed to be amended pursuant to this Proposal 2. See discussion and text of the amendment, above.

     STOCK SUBJECT TO THE 1995 OPTION PLAN. The aggregate number of shares which may be issued pursuant to the exercise of options granted under the 1995 Option Plan currently is subject to adjustments in certain circumstances, including reorganizations, stock splits, reverse stock splits, stock dividends, spin-offs and other distributions of assets to shareholders. The shares acquired upon exercise would be issued in tandem with Preferred Stock Purchase Rights, to the extent provided under the Company's Shareholders Rights Plan. If any outstanding option grant under the 1995 Option Plan for any reason expires or is terminated, the shares of Common Stock allocable to the unexercised portion of the option grant shall again be available for options under the 1995 Option Plan as if no options had been granted with respect to such shares.

     TERMS AND CONDITIONS OF OPTIONS. Stock options granted under the 1995 Option Plan may have a maximum term of 10 years (five years in the case of incentive stock options granted to a holder of more than 10% of the Company's stock). The per-share exercise price of incentive stock options may not be less than the fair market value of the Common Stock (110% of the fair market value in the case of a holder of more than 10% of the Company's stock) on the date of grant. The exercise price of nonstatutory stock options may be any amount as determined by the Committee in its discretion. The aggregate fair market value of shares with respect to which incentive stock options are exercisable for the first time, during any calendar year by any holder of incentive stock options, cannot exceed $100,000, with the fair market value of such shares determined as of the time the incentive stock options for such shares were granted. Options are not transferable except that the Committee in its discretion may grant options that are transferable to immediate family members of the optionee or to trusts or partnerships for such family members. Options can be exercised only while an optionee is providing services for the Company or any parent, subsidiary or affiliate, except that an option may be exercised within certain periods of time after termination of employment other than for cause and in the event of retirement, death or permanent disability.

     Payment of the exercise price may be made in cash, or, if permitted by the grant, by transferring to the Company shares of the Company's Common Stock at fair market value on the date of exercise, provided that the optionee held the shares for at least six months. At the discretion of the Committee, the Company may extend credit to finance option exercises. Subject to certain limitations, the Committee may modify, extend or renew outstanding options, reduce the exercise price of options, accept the surrender of outstanding options and grant new options in substitution. No individual may be granted options for more than 250,000 shares in any calendar year. That amount is subject to adjustment in the case of future stock splits, stock dividends, recapitalizations and similar changes. Each option may have additional terms and conditions consistent with the 1995 Option Plan as determined by the Committee.

     ACCELERATING EVENTS. Unless otherwise provided in the grant letter, in the event of a merger, consolidation or reorganization with another corporation in which the Company is not the surviving organization, shares subject to outstanding options may be substituted with shares from the surviving corporation, or options may be canceled and the optionee paid the excess of fair market value over the exercise price multiplied by the number of shares subject to options. Upon dissolution or liquidation of the Company, the optionee shall receive a cash payment computed in the manner described in the preceding sentence.

     TERMINATION OR AMENDMENT OF THE 1995 OPTION PLAN. The 1995 Option Plan provides that the Board may at any time terminate or amend the 1995 Option Plan without shareholder approval except where doing so would result in non-compliance with Rule 16b-3, the Code, or other applicable laws or regulations. The provisions for grants to non-employee directors cannot be amended more than once every six months other than to comport with changes in applicable law or regulations. Unless sooner terminated by the Board or by the purchase of all stock subject to the 1995 Option Plan, the 1995 Option Plan will expire in April 2005.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of the Company's understanding of the principal Federal income tax consequences of grants or awards made under the 1995 Option Plan based upon the applicable provisions of the Code in effect on the date hereof.

     NONQUALIFIED STOCK OPTIONS. An optionee will not recognize taxable income at the time an NSO is granted. Upon exercise of an NSO, an optionee will recognize compensation income in an amount equal to the difference between the exercise price and the fair market value of the shares at the date of exercise. The amount of such difference will be a deductible expense to the Company for tax purposes. On a subsequent sale or exchange of shares acquired pursuant to the exercise of an NSO, the optionee will recognize a taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of such shares. The tax basis will, in general, be the amount paid for the shares plus the amount treated as compensation income at the time the shares were acquired pursuant to the exercise of the option.

     When the NSO exercise  price is paid in stock,  the exercise is treated as:
(a) a tax-free exchange of the shares of stock (without recognizing any taxable gain with respect thereto) for a like number of new shares (with such new shares having the same basis and holding period as the old); and (b) an issuance of a number of additional shares having a fair market value equal to the "spread" between the exercise price and the fair market value of the shares for which the NSO is exercised. The optionee's basis in the additional shares will equal the fair market value of the shares on the date of exercise and the holding period for such shares will begin on the date the optionee acquires them. This mode of payment does not affect the ordinary income tax liability incurred upon exercise of the NSO described above.

     INCENTIVE STOCK OPTIONS. An optionee will not recognize taxable income at the time an ISO is granted. Further, an optionee will not recognize taxable income upon exercise of an ISO if the optionee complies with two separate holding periods: shares acquired upon exercise of an ISO must be held for at least two years after the date of grant and for at least one year after the date of exercise. The difference between the exercise price and the fair market value of the stock at the date of exercise is, however, an alternative minimum tax preference item. When the shares of stock received pursuant to the exercise of an ISO are sold or otherwise disposed of in a taxable transaction and the optionee has complied with the appropriate holding periods, the optionee will recognize a capital gain or loss, measured by the difference between the exercise price and the amount realized.

     Ordinarily, an employer granting ISOs will not be allowed any business expense deduction with respect to stock issued upon exercise of an ISO. However, if all the requirements for an ISO are met except for the holding period rules set forth above, the optionee will be required, at the time of the disposition of the stock, to treat the lesser of the gain realized or the difference between the exercise price and the fair market value of the stock at the date of exercise as ordinary income and the excess, if any, as capital gain. The Company will be allowed a corresponding business expense deduction to the extent of the amount of the optionee's ordinary income.

VALUATION

     As of March 31, 1999, the closing price for the Company's Common Stock, as reported by the NASDAQ National Market, was $1.00 per share.

OPTION GRANTS

     As of March 31, 1999, the following persons, or groups of persons, have been granted the indicated number of options under the 1995 Option Plan:

     INDIVIDUAL/GROUP        POSITION                                NUMBER (1)
     ----------------        --------                                ----------
     James E. Gorman         Director, Chief Executive Officer
                             and President (2)                         150,000
     Marvin D. Brody         Chairman, Director, President
                             and Chief Executive Officer (3)           100,000
     Roy A. Flegenheimer     Chief Operating Officer (4)               420,000
     Morris C. Aaron         Chief Financial Officer (5)               250,000
     Paul M. Gales           Senior Vice President, General Counsel
                             and Secretary                             165,000
     Mark J. Gambill         Senior Vice President and
                             Chief Marketing Officer                    75,000
     Jeffery A. Colby        Director and President of TEAM Services    90,000
     Sara R. Dial            Director                                   12,500
     Robert L. Mueller       Director                                   80,000
     Quentin P. Smith, Jr.   Chairman, Director, President and
                             Chief Executive Officer                   192,500
     David R. Carpenter      Director                                   10,000

     All executive officers as a group (five persons)                  566,125
     All directors who are not executive officers, as a
       group (seven persons)                                           442,500
     All non-executive officer and non-director employees
       as a group (6)                                                2,778,160

(1)  Excludes options granted and subsequently cancelled via repricing.
(2) Mr. Gorman served as President and Chief Executive Officer from May 1998 and August 1998, respectively, to February 1999 and as a Director from August 1998 to April 1999.
(3) Mr. Brody served as Chairman, President and Chief Executive Officer through August 1998.
(4)  Mr. Flegenheimer served as Chief Operating Officer through August 1998.
(5)  Mr. Aaron served as Chief Financial Officer through September 1998.
(6)  Excludes options terminated without exercise.

     As of the date of this proxy statement, there has been no determination by the Committee with respect to future awards under the 1995 Option Plan. The table of option grants under "Executive Compensation -- Option/SAR Grants in the Last Fiscal Year" provides information with respect to the grant of options under the 1995 Option Plan during the last fiscal year to the executive officers named in the Summary Compensation Table. For information regarding the options granted to the non-executive officer directors during the past fiscal year, see "Executive Compensation - Compensation of Directors."

RECOMMENDATION

     The Board of Directors unanimously recommends that the shareholders vote FOR approval of this proposal to amend the Employee Solutions, Inc. 1995 Option so that options for up to 50,000 shares may be granted to non-employee directors upon their initial election to the Board, with the exact number to be determined in the discretion of the Committee, and so that supplemental option grants may be awarded to non-employee directors in the discretion of the Committee.

                              INDEPENDENT AUDITORS

     The Board of Directors has appointed Arthur Andersen LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 1999. It is the Company's policy not to recommend to the security holders an independent auditor for election, approval or ratification. Arthur Andersen LLP's representatives are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. Arthur Andersen LLP has audited the Company's financial statements since 1994.

                                  OTHER MATTERS

     The Company knows of no other matters to be submitted at the Annual Meeting. If any other matter properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                              SHAREHOLDER PROPOSALS

     Proposals of shareholders of the Company which are intended to be presented by such shareholders at the Company's Annual Meeting for the fiscal year ending December 31, 1999 must be received by the Company no later than December 23, 1999 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Additionally, if a shareholder wishes to present to the Company an item for consideration as an agenda item for a meeting, the shareholder must give notice to the Secretary not less than 60 nor more than 90 days before the meeting, or within 15 days after public disclosure of the meeting date, if later, and give a brief description of the business desired to be discussed. See "Proposal 1" herein for advance notice requirements applicable to director nominations.

                               REPORT ON FORM 10-K

     The Company will provide without charge a copy of its Report on Form 10-K for the year ended December 31, 1998 upon written request addressed to Investor Relations Department, Employee Solutions, Inc., 6225 N. 24th Street, Phoenix, Arizona 85016.

April  19, 1999                                           THE BOARD OF DIRECTORS

PROXY
                            EMPLOYEE SOLUTIONS, INC.
                             6225 NORTH 24TH STREET
                             PHOENIX, ARIZONA 85016

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Quentin P. Smith, Jr. and Paul M. Gales as lawful agent and Proxy, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Employee Solutions, Inc. held of record by the undersigned on April 20, 1999, at the Annual Meeting of Shareholders to be held on May 25, 1999 or any adjournment thereof.

1.   ELECTION OF DIRECTORS

     [ ]  FOR the nominees listed below (except as marked to the contrary below)

     [ ]  WITHHOLD AUTHORITY to vote for all nominees listed below:

           Quentin P. Smith, Jr., Marvin D. Brody, David R. Carpenter, Jeffery A. Colby, Sara R. Dial, Kennard F. Hill, and Robert L. Mueller

     INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE FOLLOWING LINE.

     THIS PROXY ALSO GRANTS TO THE PROXY HOLDERS THE DISCRETIONARY POWER TO VOTE THE PROXY FOR A SUBSTITUTE NOMINEE IN THE EVENT ANY NOMINEE BECOMES UNAVAILABLE, TO VOTE THE SHARES REPRESENTED CUMULATIVELY FOR ONE OR MORE, BUT LESS THAN ALL, OF THE NOMINEES NAMED ABOVE IF ADDITIONAL PERSONS ARE NOMINATED FOR ELECTION AS DIRECTORS, AND TO VOTE SUCH SHARES CUMULATIVELY FOR ONE OR MORE OF THE NOMINEES NAMED ABOVE OTHER THAN THOSE (IF ANY) FOR WHOM AUTHORITY TO VOTE IS WITHHELD.

2. PROPOSAL TO APPROVE AN AMENDMENT OF THE COMPANY'S 1995 OPTION PLAN TO ENLARGE OPTION GRANT PROVISIONS APPLICABLE TO NON-EMPLOYEE DIRECTORS.

          The Board of Directors unanimously recommends that the shareholders vote FOR approval of this proposal.

             [ ] FOR               [ ] AGAINST          [ ] ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.


          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER
                 DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.
            IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE
                   NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2.

     Please sign exactly as name appears below. When shares are held by more than one owner, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

                                      Dated:                              , 1999
                                             ----------------------------
                                             (Be sure to date this Proxy)


                                      ------------------------------------------
                                                      Signature


                                      ------------------------------------------
                                                      Signature

Appendix                                               (per SEC rules; not being
                                                            included in mailing)


                            EMPLOYEE SOLUTIONS, INC.
                             1995 STOCK OPTION PLAN
                        AS AMENDED BY SHAREHOLDER ACTION
                ON JUNE 26, 1996; JULY 9, 1997; AND JUNE 2, 1998
                        AND BY BOARD OF DIRECTORS ACTION
                     ON JANUARY 25, 1998 AND APRIL 13, 1999


1. Purpose

     The purposes of the 1995 Stock Option Plan ("Plan") of Employee Solutions, Inc., an Arizona corporation, are to attract and retain the best available employees and directors of Employee Solutions, Inc. or any parent or subsidiary or affiliate of Employee Solutions, Inc. which now exists or hereafter is organized or acquired by or acquires Employee Solutions, Inc. (collectively or individually as the context requires the "Company") as well as appropriate third parties who can provide valuable services to the Company, to provide additional incentive to such persons and to promote the success of the business of the Company. This Plan is intended to comply with Rule 16b-3 under Section 16 of the Securities Exchange Act of 1934, as amended or any successor rule ("Rule 16b-3"), and the Plan shall be construed, interpreted and administered to comply with Rule 16b-3.

2. Definitions

     (a) "Affiliate" means any corporation, partnership, joint venture or other entity, domestic or foreign, in which the Company, either directly or through another affiliate or affiliates, has a 50% or more ownership interest.

     (b) "Affiliated Group" means the group consisting of the Company and any entity that is an "affiliate," a "parent" or a "subsidiary" of the Company.

     (c) "Board" means the Board of Directors of the Company.

     (d) "Committee" means the Compensation or Stock Option (or successor) Committee of the Board (as designated by the Board), if such a committee has been appointed.

     (e) "Code" means the United States Internal Revenue Code of 1986, as amended.

     (f) "Incentive Stock Options" means options intended to qualify as incentive stock options under Section 422 of the Code, or any successor provision.

     (g) "ISO Group" means the group consisting of the Company and any corporation that is a "parent" or a "subsidiary" of the Company.

     (h) "Nonemployee Director" shall have the meaning assigned in Section 4(a)(ii) hereof.

     (i) "Nonqualified Stock Options" means options that are not intended to qualify for favorable income tax treatment under Sections 421 through 424 of the Code.

     (j) "Parent" means a corporation that is a "parent" of the Company within the meaning of Code Section 424(e).

     (k) "Section 16" means Section 16 of the Securities Exchange Act of 1934, as amended.

     (l) "Subsidiary" means a corporation that is a "subsidiary" of the Company within the meaning of Code Section 424(f).

3. Incentive and Nonqualified Stock Options

     Two types of options (referred to herein as "options," without distinction between such two types) may be granted under the Plan: Incentive Stock Options and Nonqualified Stock Options.

4. Eligibility and Administration

     (a) Eligibility. The following individuals shall be eligible to receive grants pursuant to the Plan as follows:

          (i) Any employee (including any officer or director who is an employee) of the Company or any ISO Group member shall be eligible to receive either Incentive Stock Options or Nonqualified Stock Options under the Plan. An employee may receive more than one option under the Plan.

          (ii) Any director who is not an employee of the Company or any Affiliated Group member (a "Nonemployee Director") shall be eligible to receive only Nonqualified Stock Options in the manner provided in paragraph 12 hereof.

          (iii) Any other individual whose participation the Board or the Committee determines is in the best interests of the Company shall be eligible to receive Nonqualified Stock Options.

     (b) Administration. The Plan may be administered by the Board or by a Committee appointed by the Board which is constituted so to permit the Plan to comply under Rule 16b-3.

     The Company shall indemnify and hold harmless each director and Committee member for any action or determination made in good faith with respect to the Plan or any option. Determinations by the Committee or the Board shall be final and conclusive upon all parties.

5. Shares Subject to Options

     The stock available for grant of options under the Plan shall be shares of the Company's authorized but unissued or reacquired voting common stock. The aggregate number of shares that may be issued pursuant to exercise of options granted under the Plan shall be 4,500,000 shares. No individual shall be granted options for more than 250,000 shares in any calendar year. If any outstanding option grant under the Plan for any reason expires or is terminated, the shares of common stock allocable to the unexercised portion of the option grant shall again be available for options under the Plan as if no options had been granted with respect to such shares.

6. Terms and Condition of Options

     Option grants under the Plan shall be evidenced by agreements in such form and containing such provisions as are consistent with the Plan as the Board or the Committee shall from time to time approve. Each agreement shall specify whether the option(s) granted thereby are Incentive Stock Options or
Nonqualified Stock Options. Such agreements may incorporate all or any of the terms hereof by reference and shall comply with and be subject to the following terms and conditions0:

     (a) SHARES GRANTED. Each option grant agreement shall specify the number of Incentive Stock Options and/or Nonqualified Stock Options being granted; one option shall be deemed granted for each share of stock. In addition, each option grant agreement shall specify the exercisability and/or vesting schedule of such options, if any.

     (b) PURCHASE PRICE. The purchase price for a share subject to (i) a Nonqualified Stock Option may be any amount determined in good faith by the Committee, and (ii) an Incentive Stock Option shall not be less than 100% of the fair market value of the share on the date the option is granted, provided, however, the option price of an Incentive Stock Option shall not be less than 110% of the fair market value of such share on the date the option is granted to an individual then owning (after the application of the family and other attribution rules of Section 424(d) or any successor rule of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any ISO Group member. For purposes of the Plan, "fair market value" at any date shall be (i) the reported closing price of such stock on the New York Stock Exchange or other established stock exchange or Nasdaq National Market on such date, or if no sale of such stock shall have been made on that date, on the preceding date on which there was such a sale, (ii) if such stock is not then listed on an exchange or the Nasdaq National Market, the last trade price per share for such stock in the over-the-counter market as quoted on Nasdaq or the pink sheets or successor publication of the National Quotation Bureau on such date, or (iii) if such stock is not then listed or quoted as referenced above, an amount determined in good faith by the Board or the Committee.

     (c) TERMINATION. Unless otherwise provided herein or in a specific option grant agreement which may provide for accelerated vesting and/or longer or shorter periods of exercisability, no option shall be exercisable after the expiration of the earliest of

          (i) in the case of an Incentive Stock Option:

               (1) 10 years from the date the option is granted, or five years from the date the option is granted to an individual owning (after the application of the family and other attribution rules of Section 424(d) of the Code) at the time such option was granted, more than 10% of the total combined voting power of all classes of stock of the Company or any ISO Group member,

               (2) three months after the date the optionee ceases to perform services for the Company or any ISO Group member, if such cessation is for any reason other than death, disability (within the meaning of Code Section 22(e)(3)), or cause,

               (3) one year after the date the optionee ceases to perform services for the Company or any ISO Group member, if such cessation is by reason of death or disability (within the meaning of Code Section 22(e)(3)), or

               (4) the date the optionee ceases to perform services for the Company or any ISO Group member, if such cessation is for cause, as determined by the Board or the Committee in its sole discretion;

          (ii) in the case of a Nonqualified Stock Option;

               (1) 10 years from the date the option is granted,

               (2) two years after the date the optionee ceases to perform services for the Company or any Affiliated Group member, if such cessation is for any reason other than death, permanent disability, retirement or cause,

               (3) three years after the date the optionee ceases to perform services for the Company or any Affiliated Group member, if such cessation is by reason of death, permanent disability or retirement, or

               (4) the date the optionee ceases to perform services for the Company or any Affiliated Group member, if such cessation is for cause, as determined by the Board or the Committee in its sole discretion; provided, that, unless otherwise provided in a specific option grant agreement, an option shall only be exercisable for the periods above following the date an optionee ceases to perform services to the extent the option was exercisable on the date of such cessation.

     (d) METHOD OF PAYMENT. The purchase price for any share purchased pursuant to the exercise of an option granted under the Plan shall be paid in full upon exercise of the option by any of the following methods, (i) by cash, (ii) by check, or (iii) to the extent permitted under the particular grant agreement, by transferring to the Company shares of stock of the Company at their fair market value as of the date of exercise of the option as determined in accordance with paragraph 6(b), provided that the optionee held the shares of stock for at least six months. Notwithstanding the foregoing, the Company may arrange for or cooperate in permitting broke - assisted cashless exercise procedures. The
Company may also extend and maintain, or arrange for the extension and maintenance of, credit to an optionee to finance the optionee's purchase of shares pursuant to the exercise of options, on such terms as may be approved by the Board or the Committee, subject to applicable regulations of the Federal Reserve Board and any other applicable laws or regulations in effect at the time such credit is extended.

     (e) EXERCISE. Except for options which have been transferred pursuant to paragraph 6(f), no option shall be exercisable during the lifetime of an optionee by any person other than the optionee, his or her guardian or legal representative. The Board or the Committee shall have the power to set the time or times within which each option shall be exercisable and to accelerate the time or times of exercise; provided, however, except as provided in paragraph 12, no options may be exercised prior to the later of the expiration of six months from the date of grant thereof or shareholder approval, unless otherwise provided by the Board or Committee. To the extent that an optionee has the right to exercise one or more options and purchase shares pursuant thereto, the option(s) may be exercised from time to time by written notice to the Company stating the number of shares being purchased and accompanied by payment in full of the purchase price for such shares. Any certificate for shares of outstanding stock used to pay the purchase price shall be accompanied by a stock power duly endorsed in blank by the registered owner of the certificate (with the signature thereon guaranteed). If the certificate tendered by the optionee in such payment covers more shares than are required for such payment, the certificate shall also be accompanied by instructions from the optionee to the Company's transfer agent with respect to the disposition of the balance of the shares covered thereby.

     (f) NONTRANSFERABILITY. No option shall be transferable by an optionee otherwise than by will or the laws of descent and distribution, provided that the Committee in its discretion may grant options that are transferable, without payment of consideration, to immediate family members of the optionee or to trusts or partnerships for such family members; the Committee may also amend outstanding options to provide for such transferability.

     (g) ISO $100,000 LIMIT. If required by applicable tax rules regarding a particular grant, to the extent that the aggregate fair market value (determined as of the date an Incentive Stock Option is granted) of the shares with respect to which an Incentive Stock Option grant under this Plan (when aggregated, if appropriate, with shares subject to other Incentive Stock Option grants made before said grant under this Plan or another plan maintained by the Company or any ISO Group member) is exercisable for the first time by an optionee during any calendar year exceeds $100,000 (or such other limit as is prescribed by the Code), such option grant shall be treated as a grant of Nonqualified Stock Options pursuant to Code Section 422(d).

     (h) INVESTMENT REPRESENTATION. Unless the shares of stock covered by the Plan have been registered with the Securities and Exchange Commission pursuant to Section 5 of the Securities Act of 1933, as amended, each optionee by accepting an option grant represents and agrees, for himself or herself and his or her transferees by will or the laws of descent and distribution, that all shares of stock purchased upon the exercise of the option grant will be acquired for investment and not for resale or distribution. Upon such exercise of any portion of any option grant, the person entitled to exercise the same shall upon request of the Company furnish evidence satisfactory to the Company (including a written and signed representation) to the effect that the shares of stock are being acquired in good faith for investment and not for resale or distribution. Furthermore, the Company may if it deems appropriate affix a legend to certificates representing shares of stock purchased upon exercise of options indicating that such shares have not been registered with the Securities and Exchange Commission and may so notify its transfer agent.

         (i) RIGHTS OF OPTIONEE. An optionee or transferee holding an option grant shall have no rights as a shareholder of the Company with respect to any shares covered by any option grant until the date one or more of the options granted thereunder have been properly exercised and the purchase price for such shares has been paid in full. No adjustment shall be made for dividends (ordinary or extraordinary, whether cash, securities or other property) or distributions or other rights for which the record date is prior to the date such share certificate is issued, except as provided for in paragraph 6(k). Nothing in the Plan or in any option grant agreement shall confer upon any optionee any right to continue performing services for the Company or any Affiliated Group member, or interfere in any way with any right of the Company or any Affiliated Group member to terminate the optionee's services at any time.

         (j) FRACTIONAL SHARES. The Company shall not be required to issue fractional shares upon the exercise of an option. The value of any fractional share subject to an option grant shall be paid in cash in connection with an exercise that results in all full shares subject to the grant having been exercised.

         (k) REORGANIZATIONS, ETC. Subject to paragraph 9 hereof, if the outstanding shares of stock of the class then subject to this Plan are increased or decreased, or are changed into or exchanged for a different number or kind of shares or securities, as a result of one or more reorganizations, stock splits, reverse stock splits, stock dividends, spin-offs, other distributions of assets to shareholders, appropriate adjustments shall be made in the number and/or type of shares or securities for which options may thereafter be granted under this Plan and for which options then outstanding under this Plan may thereafter be exercised. Any such adjustments in outstanding options shall be made without changing the aggregate exercise price applicable to the unexercised portions of such options.

         (l) OPTION MODIFICATION. Subject to the terms and conditions and within the limitations of the Plan, the Board or the Committee may modify, extend or renew outstanding options granted under the Plan, accept the surrender of outstanding options (to the extent not theretofore exercised), reduce the exercise price of outstanding options, or authorize the granting of new options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, no modification of an option (either directly or through modification of the Plan) shall, without the consent of the optionee, alter or impair any rights of the optionee under the option.

         (m) GRANTS TO FOREIGN OPTIONEES. The Board or the Committee in order to fulfill the Plan purposes and without amending the Plan may modify grants to participants who are foreign nationals or performing services for the Company or an Affiliated Group member outside the United States to recognize differences in local law, tax policy or custom.

         (n) OTHER TERMS. Each option grant agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Board or the Committee, such as without limitation discretionary performance standards, tax withholding provisions, or other forfeiture provisions regarding competition and confidential information.

7. Termination or Amendment of the Plan

     The Board may at any time terminate or amend the Plan; provided, that shareholder approval shall be obtained of any action for which shareholder approval is required in order to comply with Rule 16b-3, the Code or other applicable laws or regulatory requirements within such time periods prescribed.

8. Shareholder Approval and Term of the Plan

     The Plan shall be effective as of April 6, 1995, the date as of which it was adopted by the Board, subject to ratification by the shareholders of the Company within (each of) the time period(s) prescribed under Rule 16b-3, the Code, and any other applicable laws or regulatory requirements, and shall continue thereafter until terminated by the Board. Unless sooner terminated by the Board, in its sole discretion, the Plan will expire on April 6, 2005 solely with respect to the granting of Incentive Stock Options or such later date as may be permitted by the Code for Incentive Stock Options, provided that options outstanding upon termination or expiration of the Plan shall remain in effect until they have been exercised or have expired or been forfeited.

9. Merger, Consolidation or Reorganization

     In the event of a merger, consolidation or reorganization with another corporation in which the Company is not the surviving corporation, the Board, the Committee (subject to the approval of the Board) or the board of directors of any corporation assuming the obligations of the Company hereunder shall take action regarding each outstanding and unexercised option pursuant to either clause (a) or (b) below:

     (a) Appropriate provision may be made for the protection of such option by the substitution on an equitable basis of appropriate shares of the surviving corporation, provided that the excess of the aggregate fair market value (as defined in paragraph 6(b)) of the shares subject to such option immediately before such substitution over the exercise price thereof is not more than the excess of the aggregate fair market value of the substituted shares made subject to option immediately after such substitution over the exercise price thereof; or

     (b) Appropriate provision may be made for the cancellation of such option. In such event, the Company, or the corporation assuming the obligations of the Company hereunder, shall pay the optionee an amount of cash (less normal withholding taxes) equal to the excess of the highest fair market value (as defined in paragraph 6(b)) per share of the Common Stock during the 60-day period immediately preceding the merger, consolidation or reorganization over the option exercise price, multiplied by the number of shares subject to such options (whether or not then exercisable).

10. Dissolution or Liquidation

     Anything contained herein to the contrary notwithstanding, on the effective date of any dissolution or liquidation of the Company, the holder of each then outstanding option (whether or not then exercisable) shall receive the cash amount described in paragraph 9(b) hereof and such option shall be cancelled.

11. Withholding Taxes

     (a) GENERAL RULE. Pursuant to applicable federal and state laws, the Company is or may be required to collect withholding taxes upon the exercise of an option. The Company may require, as a condition to the exercise of an option or the issuance of a stock certificate, that the optionee concurrently pay to the Company (either in cash or, at the request of optionee but in the discretion of the Board or the Committee and subject to such rules and regulations as the Board or the Committee may adopt from time to time, in shares of Common Stock of the Company) the entire amount or a portion of any taxes which the Company is required to withhold by reason of such exercise, in such amount as the Committee or the Board in its discretion may determine.

     (b) WITHHOLDING FROM SHARES TO BE ISSUED. In lieu of part or all of any such payment, the optionee may elect, subject to such rules and regulations as the Board or the Committee may adopt from time to time, or the Company may require that the Company withhold from the shares to be issued that number of shares having a fair market value (as defined in paragraph 6(b)) equal to the amount which the Company is required to withhold.

     (c) SPECIAL RULE FOR INSIDERS. Any such request or election (to satisfy a withholding obligation using shares) by an individual who is subject to the provisions of Section 16 shall be made in accordance with the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

12. Grants to Certain Directors

     (a) GRANT. Except in the case of an initial election of a Nonemployee Director (which shall be governed by subsection (c) hereof) each person who is elected as a Nonemployee Director at any Annual Meeting of Shareholders automatically shall be granted, effective as of the date of such Annual Meeting, options to acquire 2,500 shares of the Company's Common Stock. Options granted pursuant to this paragraph 12(a) shall become exercisable upon the date of the first Annual Meeting following the date of grant, provided that the Nonemployee Director has served as such throughout the preceding year. Notwithstanding anything herein to the contrary, any person who is a Nonemployee Director as of April 30, 1996 shall not be entitled to receive any grant under this paragraph 12 until the 2000 Annual Meeting of Shareholders.

     (b) CERTAIN OPTION TERMS. Options granted pursuant to subparagraphs 12(a) or (c) shall have a 10-year term from the date of grant, provided that any option held by a Nonemployee Director who is removed from the Board for cause shall expire on the date of such removal. The exercise price of all options granted pursuant to subparagraphs 12(a) and (c) shall be the fair market value of the Company's Common Stock on the date of grant.

     (c) INITIAL ELECTION TO BOARD OF DIRECTORS. Any person who initially becomes a Nonemployee Director, whether at an Annual Meeting of Shareholders or at any time other than on the date of an Annual Meeting, shall be eligible to receive a grant of options exercisable for up to 50,000 shares of Common Stock Options for one third of such shares shall vest on each of the first three anniversary dates of the initial election to the Board, subject to continued Board service. Other terms of such options shall be as set forth elsewhere in this paragraph 12.

     (d) SUPPLEMENTAL GRANTS. In addition to option grants otherwise available under this Paragraph 12, Nonemployee Directors shall be eligible for supplemental grants from time to time in the discretion of the Committee or the Board.

     (e) LIMITATION ON AMENDMENT. This paragraph 12 shall not be amended more than once every six months other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder.